Exhibit 99.1
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For Immediate Release

             BSD Medical Announces Changes in the Board of Directors

         SALT LAKE CITY--January 9, 2006--BSD Medical Corp. (AMEX: BSM) today announced that Steven G. Stewart has become a member of the company's Board of Directors and that J. Gordon Short has resigned from the Board. In addition to being a member of the Board, Stewart will serve as financial expert for the Board and as Chairman of the Audit Committee.

         Gordon Short has served as a member of BSD Medical's board since 1994. He has also served as Medical Director and as a member of BSD's Medical Advisory Board. In that capacity he participated in the initial development and establishment of certain of BSD's products. Dr. Short is Chairman of the Board of Brevis Corporation, a privately held medical products company.

         Steven Stewart served as Chief Financial Officer for Headwaters, Inc. (a New York Stock Exchange Company) from July 1998 until October 2005 when he became the Treasurer. Previously he served as a business assurance partner for PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), and as an audit partner with Ernest & Young (formerly Arthur Young), including service as the Salt Lake City office Director of High Technology and Entrepreneurial Services. He is a Certified Public Accountant.

         Paul F. Turner, Chairman of the Board of BSD Medical said, "We are indebted to Dr. Short for his years of faithful service to BSD Medical, not only for his role as a Board member, but also for his contributions to BSD in other capacities. We also welcome Steve Stewart, who brings strong experience in finance and business to the Board that is consistent with our needs in our aggressive plans for BSD's future."

         BSD Medical produces systems that deliver precision-focused RF/microwave energy, targeting diseased sites in the body and raising them to therapeutic temperatures as required in the treatment of cancer and certain other diseases and medical conditions. BSD Medical pioneered the use of microwave thermal therapy for treatment of symptoms associated with enlarged prostate, and is responsible for much of the technology that has produced a major breakthrough solution in men's health. BSD's primary focus is currently on commercializing its systems that have been developed for the treatment of cancer. For further information about BSD Medical and its technologies visit the BSD website at www.BSDMedical.com.

         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, such as expectations associated with the company's business plans for the future are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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